SUB-ITEM 77D:  Policies with Respect to Security Investments

Effective July 29, 2011, the Loomis Sayles Bond Fund will invest primarily in investment-grade fixed-income securities, although it may also invest up to 35% of its assets in below investment-grade fixed-income securities (commonly known as junk bonds) and up to 20% of its assets in equity securities such as common stocks and preferred stocks (with up to 10% of its assets in common stocks).

Effective July 29, 2011, the Loomis Sayles Fixed Income Fund may invest up to 35% of its assets in below investment-grade fixed-income securities (commonly known as junk bonds) and up to 20% of its assets in equity securities such as common stocks and preferred stocks (with up to 10% of its assets in common stocks).

Effective July 29, 2011, the Loomis Sayles Investment Grade Fixed
Income Fund may invest up to 10% of its assets in below investment-grade fixed-income securities (junk bonds) and up to 10% of its assets in equity securities (including preferred stocks and common stocks).

		Exhibit 77D